Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 8, 2015, Media General, Inc. ("Media General") and Meredith Corporation ("Meredith") announced a definitive merger agreement under which Media General will acquire all the outstanding common stock of Meredith in a cash and stock transaction (the “Meredith Merger”). Consummation of the Meredith Merger is subject to customary closing conditions including, among other things, Federal Communication Commission approval and shareholder approval from both Media General and Meredith shareholders. On December 19, 2014, Media General and LIN Media LLC (“LIN”) were combined in a business combination transaction (the “LIN Merger”). Also on that date, in connection with the LIN Merger, Media General and LIN swapped or otherwise divested certain stations.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2014 and for the nine months ended and as of September 30, 2015 has been derived from the historical consolidated financial statements of Media General for the year ended December 31, 2014 and for the nine months ended and as of September 30, 2015, the historical consolidated financial statements of LIN Media for the period January 1, 2014 to December 18, 2014, and the historical consolidated financial statements of Meredith for the calendar year ended December 31, 2014 and for the nine months ended and as of September 30, 2015, along with certain adjustments.

Meredith's fiscal year ends on June 30. Therefore the Meredith unaudited historical consolidated financial statement of operations for the calendar year ended December 31, 2014 is derived by combining the first six months of Meredith's fiscal year 2015 and the last six months of Meredith's fiscal year 2014. Meredith’s unaudited historical consolidated financial statement of operations for the nine months ended September 30, 2015 is derived by combining the financial data from the last six months of Meredith’s fiscal year 2015 and the financial data from the first three months of Meredith’s fiscal year 2016.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 have been prepared as though the LIN Merger and the Meredith Merger occurred as of January 1, 2014. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 have been prepared as though the Meredith Merger occurred as of January 1, 2014, and the unaudited pro forma condensed combined balance sheet information at September 30, 2015 has been prepared as if the Meredith Merger occurred as of September 30, 2015.

The pro forma adjustments give effect to events that are (1) directly attributable to the mergers, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are based on available information and assumptions that Media General’s and Meredith's managements believe are reasonable. Such adjustments are estimates and are subject to change. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the LIN Merger and the Meredith Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that the managements of Media General and Meredith believe could have been achieved had the LIN Merger and the Meredith Merger been completed on the dates assumed.

The Meredith Merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations ("ASC 805").

Media General’s and Meredith’s managements have evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Meredith Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Media General will acquire Meredith for financial accounting purposes. Accordingly, Media General’s cost to acquire Meredith has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, the final purchase price of Media General’s acquisition of Meredith will not be known until the date of closing of the Meredith Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

The actual amounts recorded as of the completion of the Meredith Merger may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

●

changes in Meredith's net assets between the pro forma balance sheet as of September 30, 2015 and the closing of the Meredith Merger, which could impact the preliminary estimated purchase price or the preliminary estimated fair value as of the effective date of the Meredith Merger;

●	changes in the price of Media General’s common stock;

●	the value of the combined company at the effective date of the Meredith Merger; and

●	other changes in net assets that may have occurred prior to the completion of the Meredith Merger, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and in conjunction with the consolidated financial statements and related notes of both Media General and Meredith filed with the Securities and Exchange Commission. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” which are included elsewhere and incorporated by reference in the Form S-4 registration statement filed by Media General on November 5, 2015, as amended or supplemented.

Meredith Media General
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2015

(Unaudited, in thousands)

	Media General Historical	Meredith Historical	Pro Forma Adjustments		Pro Forma Combined Company
ASSETS

Current assets:
Cash and cash equivalents	$37,802	$29,940	$(45,588)	(a)	$22,154
Trade accounts receivable, net	271,578	278,199	-		549,777
Inventories	-	24,192	-		24,192
Current portion of subscription acquisition costs	-	133,696	(133,696)	(b)	-
Current portion of broadcast rights	-	14,929	(14,929)	(c)	-
Current deferred tax asset	51,629	-	(29,030)	(c)	22,599
Prepaid expenses and other current assets	17,482	39,096	14,929	(c)	71,507
Total current assets	378,491	520,052	(208,314)		690,229
Property and equipment, net	476,217	203,494	41,904	(b)	721,615
Subscription acquisition rights	-	113,075	(113,075)	(b)	-
Broadcast rights	-	5,745	(5,745)	(c)	-
Other assets, net	73,315	70,664	64,665	(a),(c),(f)	208,644
Definite lived intangible assets, net	892,418	967,688	(101,888)	(b),(c)	1,758,218
Broadcast licenses	1,097,100	-	656,000	(b),(c)	1,753,100
Trade names	-	-	274,600	(b),(c)	274,600
Goodwill	1,544,624	998,260	1,313,429	(b)	3,856,313
Total assets	$4,462,165	$2,878,978	$1,921,576		$9,262,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$19,945	$96,946	$42,200	(f)	$159,091
Accrued salaries and wages	26,997	-	41,782	(c)	68,779
Other accrued expenses and other current liabilities	134,380	144,223	(60,033)	(a),(c)	218,570
Current portion of unearned subsription revenues	-	214,968	-		214,968
Current portion of long-term broadcast rights payable	-	15,139	(15,139)	(c)	-
Current installments of long-term debt	3,120	65,625	(47,075)	(a)	21,670
Current installments of obligation under capital leases	876	-	-		876
Total current liabilities	185,318	536,901	(38,265)		683,954
Long-term debt	2,231,694	753,750	1,752,280	(a)	4,737,724
Obligations under capital leases, excluding current installments	14,205	-	-		14,205
Deferred income tax liabilities	354,318	313,156	130,341	(a),(b),(e),(g)	797,815
Retirement and postretirement plans	196,505	-	37,840	(c)	234,345
Unearned subcription rights	-	158,629	-		158,629
Long-term broadcast rights payable	-	7,112	(7,112)	(c)	-
Other liabilities	33,284	163,037	(33,226)	(a),(c)	163,095
Total liabilities	3,015,324	1,932,585	1,841,858		6,789,767
Noncontrolling interests	30,147	-	-		30,147
Stockholders’ equity:
Common stock	1,293,835	37,685	1,104,237	(d)	2,435,757
Class B stock	-	6,949	(6,949)	(d)	-
Additional Paid in Capital	-	55,396	(55,396)	(d)	-
Accumulated other comprehensive income (loss)	(36,445)	(14,857)	14,857	(a),(e)	(36,445)
Retained earnings	159,304	861,220	(977,031)	(a),(d),(f)	43,493
Total stockholders’ equity	1,416,694	946,393	79,718		2,442,805
Total liabilities, noncontrolling interests and stockholders’ equity	$4,462,165	$2,878,978	$1,921,576		$9,262,719

See notes to the pro forma condensed combined financial statements.

(a) Reflects (1) the incurrence of indebtedness and the expenditures of cash necessary to acquire Meredith, (2) the repayment of Meredith's existing debt and settlement of its interest rate swaps, and (3) the redemption of Media General's 6 3⁄8% senior notes due 2021 (“Media General’s 2021 Notes"). If the Meredith Merger had occurred as of September 30, 2015, the carrying amount of Media General's long term debt would have been as follows on a pro forma basis:

(In thousands)
Media General Credit Agreement	$1,541,000
5.875% Senior Notes due 2022	400,000
Other borrowings, less unamortized discounts	18,394
Unsecured financing	945,000
Incremental Term B Loan	1,855,000
4,759,394
Less: current installments of long-term debt	21,670
Long-term debt	$4,737,724

(b) Reflects an adjustment to (1) eliminate capitalized subscription acquisition costs, (2) record identifiable tangible and intangible assets of Meredith at their preliminary estimated fair value, and (3) record goodwill for the excess of cost over fair value of net intangible assets of Meredith. The allocation of purchase price is subject to change as the appraisals are completed and more facts become known.

(c) Reflects reclassifications to the historical presentation of the Meredith balance sheet to conform to the presentation used in the Media General balance sheet. The adjustments reclassify current and long-term broadcast rights and broadcast rights payable, retirement and postretirement plan liabilities, deferred income taxes, and certain other assets and liabilities.

(d) Eliminates Meredith’s stockholders’ equity and record an estimate of the fair value of the number of shares of common stock expected to be issued to acquire Meredith (68,980,085) at an estimated stock price of $15.20 per share as of November 9, 2015 and an estimate of the fair value of stock options expected to be issued to certain Meredith employees to replace outstanding Meredith stock options.

(e) Eliminate accumulated other comprehensive income and associated deferred taxes related to Meredith's pension and postretirement plan liabilities and interest rate swaps.

(f) Reflects the impact of merger-related expenses on the balance sheet. As of September 30, 2015, the combined merger-related expenses are expected to total approximately $235.0 million, including $60.7 million of deferred financing costs on the new debt issued and $44.2 million of accrued merger-related expenses. The companies incurred $15.8 million of merger-related expenses through September 30, 2015, which is reflected in the historical retained earnings balance.

(g) Reflects the increase in deferred tax liabilities for the difference between the book and tax basis of assets acquired as a result of purchase accounting.

For purposes of these Pro Forma Condensed Combined Financial Statements, the estimated purchase price of Meredith was allocated based on preliminary estimated fair value as follows (in thousands):

Estimated purchase price	$3,528,696
Working capital deficit acquired	100,588
Property and equipment	(245,398)
Definite-lived intangible assets	(865,800)
FCC licenses (indefinite lived)	(656,000)
Trade name (indefinite lived)	(274,600)
Other assets acquired	(74,604)
Pension and post-retirement liabilities assumed	37,840
Long term unearned subscription revenues	158,629
Other liabilities assumed	129,811
Deferred income tax liability recorded in conjunction with acquisition	472,527
Excess of cost over fair value of net identifiable assets of acquired businesses	$2,311,689

The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $316.7 million, advertiser relationships of $212.9 million, customer relationships of $275.2 million, subscriber relationships of $45.5 million, and management contracts of $15.5 million. These intangible assets are expected to be amortized over the estimated remaining useful lives of 15 years for network affiliations, six to seven years for advertiser relationships, seven to ten years for customer relationships, six years for subscriber relationships, and five years for management contracts.

The equity component of the purchase price could be materially higher or lower depending on several factors including the share price of Media General voting common stock at the time the Meredith Merger closes. Media General and Meredith estimated that a 10% change in the share price would raise or lower the purchase price and goodwill by approximately $119 million.

 Meredith Media General
Pro Forma Condensed Combined Statements of Operations
(Unaudited, in thousands except per share amounts)

	For the Twelve Months Ended December 31, 2014
	Media General				LIN Media				Media General - LIN Merger			Meredith	Meredith Media General
	Media General Historical	Media General Station Divestitures	Station Acquisitions	Pro Forma Media General	LIN Media Historical 1.1.14 - 12.18.14	LIN Media Station Divestitures	Other (1)	Pro Forma LIN Media	Combined Company Pro Forma Adjustments		Pro Forma Combined Company	Meredith Historical	Combined Company Pro Forma Adjustments		Pro Forma Combined Company

Net operating revenue	$674,963	$(53,011)	$44,750	$666,702	$745,380	$(68,173)	$1,367	$678,574	$-		$1,345,276	$-	$(1,345,276)	(h)	$-
Net operating advertising revenue	-	-	-	-	-	-	-	-	-		-	845,766	915,140	(h)	1,760,906
Circulation	-	-	-	-	-	-	-	-	-		-	309,100	-		309,100
All other	-	-	-	-	-	-	-	-	-		-	373,431	430,136	(h)	803,567
Total net operating revenue	$674,963	$(53,011)	$44,750	$666,702	$745,380	$(68,173)	$1,367	$678,574	$-		$1,345,276	$1,528,297	$-		$2,873,573
Operating costs:
Operating expenses, excluding depreciation expense	221,914	(19,479)	12,369	214,804	287,996	(24,939)	2,148	265,205	-		480,009	576,201	(38,700)	(i)	1,017,510
Selling, general and administrative expenses	171,484	(14,754)	9,328	166,058	178,571	(15,789)	227	163,009	1,351	(a)	330,418	674,956	(30,570)	(h),(i),(j)	974,804
Amortization of program license rights	21,630	(799)	3,088	23,919	26,628	(3,655)	-	22,973	-		46,892	-	14,693	(i)	61,585
Corporate and other expenses	33,007	-	-	33,007	109,855	-	(639)	109,216	(25,646)	(b)	116,577	-	41,362	(h),(i)	157,939
Depreciation and amortization	66,557	(1,956)	4,439	69,040	60,847	(5,942)	242	55,147	34,232	(c)	158,419	63,620	71,726	(i),(k)	293,765
(Gain) Loss related to property and equipment, net	(8,935)	(43)	-	(8,978)	399	(21)	-	378	-		(8,600)	-	-		(8,600)
Impairment of intangible assets and goodwill	-	-	-	-	60,867	-	-	60,867	-		60,867	-	10,322	(i)	71,189
Restructuring	-	-	-	-	2,536	-	-	2,536	-		2,536	-	12,166	(i)	14,702
Merger-related expenses	54,202	-	-	54,202	-	-	-	-	(45,241)	(b)	8,961		-		8,961
Total operating costs	559,859	(37,031)	29,224	552,052	727,699	(50,346)	1,978	679,331	(35,304)		1,196,079	1,314,777	80,999		2,591,855
Operating income (loss)	115,104	(15,980)	15,526	114,650	17,681	(17,827)	(611)	(757)	35,304		149,197	213,520	(80,999)		281,718
Other income (expense):
Interest expense	(45,704)	-	-	(45,704)	(54,330)	23	(53)	(54,360)	(23,073)	(d)	(123,137)	(15,935)	(109,810)	(l)	(248,882)
Debt modification and extinguishment costs	(3,513)	-	-	(3,513)	-	-	-	-	-		(3,513)	-	-		(3,513)
Gain on sale of stations	42,957	-	-	42,957	-	-	-	-	(42,957)	(e)	-		-	-	-
Other, net	129	-	-	129	(156)	-	1	(155)	-		(26)	-	-		(26)
Total other income (expense)	(6,131)	-	-	(6,131)	(54,486)	23	(52)	(54,515)	(66,030)		(126,676)	(15,935)	(109,810)		(252,421)
Income (loss) before income taxes	108,973	(15,980)	15,526	108,519	(36,805)	(17,804)	(663)	(55,272)	(30,726)		22,521	197,585	(190,809)		29,297
Income tax (expense) benefit	(52,453)	6,391	(6,210)	(52,272)	4,383	10,625	(461)	14,547	12,291	(f)	(25,434)	(69,698)	76,324	(m)	(18,808)
Net income (loss)	56,520	(9,589)	9,316	56,247	(32,422)	(7,179)	(1,124)	(40,725)	(18,435)		(2,913)	127,887	(114,485)		10,489
Income (loss) attributable to noncontrolling interests (included above)	3,014	-		3,014	(129)	1,376	-	1,247	1,605	(g)	5,866	-	-		5,866
Net income (loss) attributable to Company	$53,506	$(9,589)	$9,316	$53,233	$(32,293)	$(8,555)	$(1,124)	$(41,972)	$(20,040)		$(8,779)	$127,887	$(114,485)		$4,623
Income (loss) per common share (basic)	$0.59			$0.59				$(0.78)			$(0.07)				$0.02
Weighted average common shares (basic)	89,912			89,912				53,962			129,796		68,980	(n)	198,776
Income (loss) per common share (assuming dilution)	$0.58			$0.58				$(0.78)			$(0.07)				$0.02
Weighted average common shares (assuming dilution)	91,052			91,052				53,962			129,796		72,362	(n)	203,298

See notes to the pro forma condensed combined financial statements.

(1)	Reflects four weeks of data for Federated Media and it's adjustments for LIN's purchase of that company.

(a)	Adjusts stock compensation expense for incremental amounts related to equity awards issued to LIN employees as part of the LIN Merger.

(b)	Reflects the elimination of LIN and Media General expenses of $25.6 million and $45.2 million, respectively, related to the LIN Merger incurred during the year ended December 31, 2014.

(c)

Reflects the increase in depreciation and amortization expense resulting from the purchase price allocation for tangible and intangible assets to estimated fair value of LIN. Depreciation and amortization is based on estimated remaining useful lives. For the LIN Merger, the intangible assets are expected to be amortized over 15 years for network affiliations, seven years for advertiser relationships, eight years for customer relationships, three years for completed technology, 31 years for favorable lease assets, and six years for other intangible assets.

(d)	Adjust interest expense for the debt used to finance the LIN Merger, as if the debt was outstanding for the entire period.

(e)	Reflects the elimination of the $43 million gain recorded on the Media General station divestitures.

(f)	Reflects the tax effect of pro forma adjustments using the statutory rate of approximately 40% in effect for the period presented.

(g)	Reflects the separate presentation of net income attributable to LIN's variable interest entities to be consistent with Media General's accounting policies.

(h)	Reflects the reclassification of certain revenues and expenses of Media General to be consistent with revenue and expenses classification presented.

(i)	Reflects the reclassification of certain operating costs of Meredith to be consistent with Media General's presentation.

(j)	Reflects the adjustment of Meredith pension expense to remove the impact of previous actuarial gains and losses.

(k)

Reflects the increase in the depreciation and amortization expense resulting from the purchase price allocation of tangible and intangible assets to estimated fair value of Meredith. Depreciation and amortization is based on estimated remaining useful lives.

(l)

Reflects adjustments to interest expense for the repayment of the outstanding Meredith debt, the repayment of the Media General 2021 Notes and the new debt issued by Media General to finance the Meredith Merger, based on an assumed weighted blended interest rate of 5.1%. The new debt to be issued by Media General is anticipated to be comprised of $945.0 million of unsecured financing and $1.855 billion of secured term loans. A 0.125% change in the assumed interest rate (on a blended basis) would increase or decrease annualized cash interest expenses by approximately $3.5 million.

(m)	Reflects the tax effect of pro forma adjustments using the statutory rate of approximately 40% in effect for the period presented.

(n)

Assumes that the 69.0 million shares of voting common stock estimates to be issued to acquire Meredith were outstanding for the entire period. Diluted common shares include an estimate of the dilutive effect of equity instruments including those expected to be issued to certain Meredith employees to replace outstanding Meredith stock options.

Meredith Media General
Pro Forma Condensed Combined Statements of Operations
(Unaudited, in thousands except per share amounts)

	For the Nine Months Ended September 30, 2015

	Media General	Meredith	Meredith Media General
	Media General Historical	Meredith Historical	Combined Company Pro Forma Adjustments		Pro Forma Combined Company
Net operating revenue	$938,993	$-	$(938,993)	(a)	$-
Net operating advertising revenue	-	655,765	601,237	(a)	1,257,002
Circulation	-	260,507	-		260,507
All other	-	292,481	337,756	(a)	630,237
Total net operating revenue	$938,993	$1,208,753	$-		$2,147,746
Operating costs:
Operating expenses, excluding depreciation expense	403,537	469,949	(32,156)	(b)	841,330
Selling, general and administrative expenses	238,298	543,587	(24,476)	(b)	757,409
Amortization of program license rights	36,627	-	13,564	(b)	50,191
Corporate and other expenses	37,615	-	30,402	(b)	68,017
Depreciation and amortization	123,286	45,807	56,894	(c)	225,987
Gain related to property and equipment, net	(328)	-	-		(328)
Goodwill impairment	52,862	-	-		52,862
Merger-related expenses	18,907	-	(3,144)	(b)(d)	15,763
Restructuring expenses	1,132	-	-		1,132
Total operating costs	911,936	1,059,343	41,084		2,012,363
Operating income (loss)	27,057	149,410	(41,084)		135,383
Other income (expense):
Interest expense	(89,792)	(15,638)	(77,888)	(e)	(183,318)
Debt modification and extinguishment costs	(2,805)	-	-		(2,805)
Other, net	5,939	-	-		5,939
Total other income (expense)	(86,658)	(15,638)	(77,888)		(180,184)
Income (loss) before income taxes	(59,601)	133,772	(118,972)		(44,801)
Income tax (expense) benefit	3,915	(54,908)	47,589	(f)	(3,404)
Net income (loss)	(55,686)	78,864	(71,383)		(48,205)
Income (loss) attributable to noncontrolling interests (included above)	(1,395)	-	-		(1,395)
Net income (loss) attributable to Company	$(54,291)	$78,864	$(71,383)		$(46,810)
Income (loss) per common share (basic)	$(0.42)				$(0.24)
Weighted average common shares (basic)	128,844		68,980	(g)	197,824
Income (loss) per common share (assuming dilution)	$(0.42)				$(0.24)
Weighted average common shares (assuming dilution)	128,844		68,980	(g)	197,824

See notes to the pro forma condensed combined financial statements.

(a)	Reflects the reclassification of certain revenues of Media General to be consistent with the condensed combined financial statement revenue classification presented.

(b)	Reflects the reclassification of certain operating costs of Meredith to be consistent with Media General's presentation.

(c)

Reflects the increase in the depreciation and amortization expense resulting from the purchase price allocation of tangible and intangible assets to estimated fair value for Meredith. Depreciation and amortization is based on estimated remaining useful lives.

(d)	Reflects the elimination of merger-related expenses incurred by Meredith and Media General.

(e)

Reflects adjustments to interest expense for the repayment of the outstanding Meredith debt, the repayment of the Media General 2021 Notes and the new debt issued by Media General to finance the Meredith Merger, based on an assumed weighted blended interest rate of 5.1%. The new debt to be issued by Media General is anticipated to be comprised of $945.0 million of unsecured financing and $1.855 billion of secured term loans. A 0.125% change in the assumed interest rate ( on a blended basis) would increase or decrease annualized cash interest expenses by approximately $3.5 million.

(f)	Reflects the tax effect of pro forma adjustments using the statutory rate of approximately 40% in effect for the period presented.

(g)

Assumes that the 69.0 million shares of voting common stock estimates to be issued to acquire Meredith were outstanding for the entire period. Diluted common shares include an estimate of the dilutive effect of equity instruments including those expected to be issued to certain Meredith employees to replace outstanding Meredith stock options. For the nine months ending September 30, 2015, the pro forma combined company has excluded 4.7 million of common stock shares issuable for share options and restricted shares from the calculation of dilutive earnings per share because the net loss causes those shares to be anti-dilutive.

****

The unaudited pro forma condensed combined financial information does not reflect certain events that have occurred or may occur after the Meredith Merger. As such, the combined company’s financial statements may be materially different than the unaudited pro forma condensed combined financial information presented. The following material items are not reflected in the unaudited pro forma condensed combined financial information:

1.

Media General expects to swap or otherwise divest certain television stations as part of the process of obtaining regulatory approvals for the Meredith Merger in the following markets: Portland, OR, Nashville, TN, Hartford, CT, Greenville, SC, Mobile, AL, and Springfield, MA. As the stations that will be swapped or otherwise divested are not yet known, the pro forma financial statements do not reflect any adjustments to pro forma revenue and expenses.

2.

Meredith Merger transaction costs are excluded from the statement of operations and reflected on the balance sheet as an adjustment as required by the pro forma rules. GAAP requires these costs to be recorded as period expenses.

3.

The pro forma condensed combined statements of operations reflect historical income tax expense of the respective companies and the tax effect of pro forma adjustments at the statutory rate. The effective tax rate of the combined company is expected to be closer to the statutory rate.

4.

Following the Meredith Merger, operating synergies of approximately $85 million are estimated to be achieved. These operating synergies are not reflected in the pro forma condensed combined statement of operations.